Exhibit 99.1
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Jenny Barker 615-319-5857
FINANCIAL CONTACT:	Harold Carpenter 615-744-3742
WEBSITE:	www.pnfp.com
PINNACLE FINANCIAL REPORTS RECORD LOAN GROWTH,
STRONG ASSET QUALITY AND EARNINGS OF $0.26
PER FULLY DILUTED SHARE FOR FIRST QUARTER OF 2008
Fully diluted earnings per share of $0.34, excluding merger related expense
     NASHVILLE, Tenn., April 14, 2008 — Pinnacle Financial Partners Inc. (Nasdaq/NGS: PNFP) today reported strong earnings and continued rapid loan growth for the quarter ended March 31, 2008. Fully diluted earnings per share were $0.26 for the quarter ended March 31, 2008, compared to $0.34 per fully diluted share for the quarter ended March 31, 2007. Excluding merger related expense associated with its recent acquisition of Mid-America Bancshares Inc. on Nov. 30, 2007, fully diluted earnings per share were $0.34 for the quarter ended March 31, 2008.
     Pinnacle also reported a record $117 million in organic loan growth in the first quarter of 2008 which contributed to a higher provision for loan loss expense for the first quarter of 2008 when compared to the same quarter last year. Organic loan growth for the first quarter of 2008 represented a 108 percent increase over the $56 million reported in the same quarter of 2007.
FIRST QUARTER 2008 HIGHLIGHTS:
•	Earnings:
•	Net income for the first quarter of 2008 was $6.1 million, up 8.3 percent from the prior year’s first quarter net income of $5.6 million. Excluding merger related expense, net income was $8.0 million up 42.0 percent over the same period last year.

•	Revenue (the sum of net interest income and noninterest income) for the quarter ended March 31, 2008, amounted to $35.7 million, compared to $22.1 million for the same quarter of last year, an increase of 61.6 percent.
•	Superior credit quality:
•	Annualized net charge-offs as a percentage of average loan balances were 0.03 percent for the quarter ended March 31, 2008.

•	Nonperforming assets were 0.72 percent of total loans and other real estate at March 31, 2008, compared to 0.78 percent at Dec. 31, 2007 and 0.36 percent at March 31, 2007. Approximately $11.2 million of the $20.7 million of nonperforming assets at March 31, 2008 were attributable to the Mid-America acquisition which closed on Nov. 30 of last year.

•	Past due loans over 30 days, excluding nonperforming loans, were 0.77 percent of total loans and other real estate at March 31, 2008, compared to 0.45 percent at Dec. 31, 2007 and 0.33 percent at March 31, 2007.
•	Strong balance sheet growth:
•	Loans at March 31, 2008, were $2.87 billion, up $1.32 billion from $1.55 billion at March 31, 2007. This increase in loans includes $456 million, or 29.4 percent, in organic growth and $864 million in loans acquired in conjunction with the Mid-America merger.

•	Total deposits at March 31, 2008, were $2.97 billion, up $1.27 million from $1.70 billion at March 31, 2007. The increase includes $313 million, or 18.4 percent, in organic growth and $957 million in deposits acquired in conjunction with the Mid-America merger.
•	Investments in future growth:
•	Pinnacle has hired 23 highly experienced associates for its denovo expansion to Knoxville that was announced on April 9, 2007. Loans outstanding at March 31, 2008, were $159 million which is $28 million ahead of our target disclosed at the time the Knoxville expansion was announced. Pinnacle anticipates opening another full service Knoxville location during the last half of 2008. Costs of the Knoxville expansion negatively impacted earnings in the first quarter of 2008 by approximately $0.02 per fully-diluted share.

•	Pinnacle’s total associate base at March 31, 2008, was 686 full-time equivalents (FTEs). Approximately 220 FTEs were added to Pinnacle’s associate base in conjunction with the Mid-America merger which closed on Nov. 30 of last year. During the quarter ended March 31, 2008, Pinnacle eliminated 19 positions in conjunction with its merger integration plans, substantially all of which occurred subsequent to the systems conversions which occurred on Feb. 29, 2008. Pinnacle also anticipates hiring 40 associates during the remainder of 2008.
•	Market Data:
•	Based on FDIC market share data as of June 30, 2007, completion of the Mid-America acquisition provides Pinnacle with a No. 4 market share position in the Nashville MSA with only 8.7 percent of deposits leaving significant opportunity for continued dramatic growth. This places Pinnacle behind Regions, SunTrust and Bank of America — all out-of-state regional banks with negative market share trends in Nashville.

•	According to the American Legislative Exchange Council’s 2007 report “Rich States, Poor States — ALEC Laffer State Economic Competitive Index,” Tennessee ranked 5th in the nation on the report’s Economic Outlook rankings.
     “Hiring the best, most experienced bankers in our markets continues to give Pinnacle a significant advantage over our competition,” said M. Terry Turner, Pinnacle’s president and CEO. “Since inception in 2000, we have recruited more than 300 bankers with an average experience of 24 years. In addition, we have added a large pool of senior professionals through our acquisitions of Cavalry Bancorp in 2006 and Mid-America Bancshares Inc. in 2007. At a time when most banks are experiencing slowing loan demand and increasing credit costs, Pinnacle’s first quarter organic loan growth was the largest in the firm’s history and our charge-offs were only 0.03 percent of average loans. The loan growth and the strong credit quality are indicators of what a good job our team is doing to outperform in the marketplace and to manage risks in the midst of very challenging economic conditions.”
     “Another indicator of the strength of our team was the highly successful and smooth conversion of the two Mid-America subsidiaries, PrimeTrust Bank and Bank of the South to the Pinnacle systems and brand in the first quarter,” said Turner. “We were able to complete the integration with virtually no disruption to service quality and at the same time, produce greater loan growth during the first quarter of 2008 than Pinnacle, PrimeTrust and Bank of the South were able to produce on a pro forma combined basis the same quarter last year.”
FINANCIAL PERFORMANCE AND BALANCE SHEET GROWTH
•	Return on average assets for first quarter 2008 was 0.65 percent compared to 1.06 percent for the first quarter of 2007. Excluding the impact of the Knoxville expansion and Mid-America merger related expense, return on average assets for the first quarter of 2008 would have approximated 0.89 percent.

•	Return on average stockholders’ equity for the quarter ended March 31, 2008, was 5.14 percent compared to 8.76 percent for the first quarter of 2007. Excluding the impact of the Knoxville expansion and Mid-America merger related expense, return on average stockholders’ equity for the first quarter of 2008 would have approximated 7.10 percent.

•	Return on average tangible stockholders’ equity (average stockholders’ equity less goodwill and core deposit intangibles) for the quarter ended March 31, 2008, was 11.31 percent. Excluding the impact of the Knoxville expansion and Mid-America merger related expense, return on average tangible stockholders’ equity for the first quarter of 2008 would have approximated 15.62 percent.
     Total assets grew to $3.89 billion as of March 31, 2008, up $1.70 billion from the $2.19 billion reported at the same time last year. The increase in assets includes $444 million in organic growth and $1.25 billion in assets acquired in conjunction with the Mid-America merger in November of last year. The securities to total assets ratio decreased from 15.51 percent at March 31, 2007, to 13.00 percent at March 31, 2008.
CREDIT QUALITY
•	Provision for loan losses was $1.59 million for the first quarter of 2008, compared to $788,000 in the first quarter of 2007.
•	During the first quarter of 2008, the firm recorded net charge-offs of $190,000, compared to net charge-offs of $114,000 during the same period in 2007. Annualized net charge-offs to total average loans were 0.03 percent for the quarters ended March 31, 2008 and March 31, 2007.
•	The increase in provision for loan loss expense between the first quarter of 2008 and the first quarter of 2007 was primarily due to the increase in loan balances recorded during the first quarter of 2008 over the amount recorded in the first quarter of 2007.
•	Allowance for loan losses represented 1.04 percent of total loans at March 31, 2008, compared to 1.08 percent a year ago.
•	The ratio of the allowance for loan losses to nonperforming loans was 174 percent at March 31, 2008, compared to 145 percent at Dec. 31, 2007 and 357 percent at March 31, 2007.
     “Although Nashville’s residential real estate market overall is not as vibrant when compared to a year ago, the decline has not been as great as in other large urban markets in the Southeast and around the country. We are pleased that the results of increased monitoring and oversight of our real estate practices and portfolio are helping to ensure we maintain our asset quality metrics,” said Turner.
     As noted above, Pinnacle reported that nonperforming loans and other real estate as a percentage of total loans and other real estate decreased from 0.78 percent at Dec. 31, 2007 to 0.72 percent at March 31, 2008. The following is a summary of the activity in various nonperforming asset categories for the quarter ended March 31, 2008 (in thousands):

	Balances	Payments and		Balances
	Dec. 31, 2007	Reductions	Increases	March 31, 2008
Nonperforming loans:
Residential construction	$10,204	$2,689	$1,300	$8,815
Other	9,473	2,400	1,236	8,309

Totals	19,677	5,089	2,536	17,124

Other real estate:
Residential construction	981	963	2,300	2,318
Other	692	—	557	1,249

Totals	1,673	963	2,857	3,567

Total nonperforming assets	$21,350	$6,052	$5,393	$20,691

REVENUE
•	Net interest income for first quarter 2008 was $27.4 million, compared to $17.1 million for the same quarter last year, an increase of 60.2 percent.

•	Net interest margin for the first quarter of 2008 was 3.37 percent, compared to a net interest margin of 3.64 percent for the same period last year.
•	Noninterest income for first quarter 2008 was $8.4 million, a 66.5 percent increase over the $5.0 million recorded during the same quarter in 2007.
     “We anticipated the decrease in our margin during the first quarter of 2008,” said Harold Carpenter, chief financial officer of Pinnacle Financial Partners. “We have traditionally maintained an asset sensitive balance sheet; thus with anticipated future Federal funds rate decreases, we believe our margins could continue to contract dependent upon the timing and extent of the future rate decreases. We will continue to work to mitigate the impact of these decreases by reducing the cost of our funding sources to the extent possible. Additionally, our loan pipelines remain robust, which should provide increased core revenue growth in future periods.”
     The 66.5 percent increase in noninterest income between the first quarter of 2008 and the first quarter of 2007 was due primarily to increased noninterest income from the Mid-America merger, record investment sales commissions from Pinnacle Asset Management and record gains on the sales of mortgage loans from the firm’s mortgage origination unit. During the first quarter of 2008, Pinnacle’s mortgage origination unit sold $59.8 million of mortgage loans compared to $31.0 million in 2007, an increase of 92.5 percent.
     Noninterest income during the first quarter of 2008 represented approximately 23.4 percent of total revenues, compared to 22.7 percent for the same quarter in 2007.
NONINTEREST EXPENSE
•	Noninterest expense for the quarter ended March 31, 2008, was $25.5 million ($22.4 million, excluding merger expenses) compared to $13.1 million in the first quarter of 2007. Approximately $814,000 of noninterest expense was associated with the Knoxville expansion.

•	Compensation expense increased to $13.9 million during the first quarter of 2008, compared to $8.3 million during the first quarter of 2007, an increase of 67.7 percent. Total full-time equivalent employees were 686.0 at March 31, 2008 compared to 702.0 at Dec. 31, 2007 and 419.5 at March 31, 2007.

•	Merger related expense was $3.1 million during the quarter ended March 31, 2008 and was composed primarily of $1.4 million in retention bonus accruals for former Mid-America associates, $876,000 in conversion related incentive payments and other personnel costs, $637,000 in information technology conversion matters and $148,000 in other integration charges.

•	The efficiency ratio (noninterest expense divided by net interest income and noninterest income) was 71.4 percent during the first quarter of 2008 compared to 62.1 percent for the fourth quarter of 2007 and 59.4 percent in the first quarter of 2007. Excluding merger related expenses, the efficiency ratio was 62.7 percent in the first quarter of 2008.
     Carpenter noted that linked quarter expense growth of $7.7 million between the fourth quarter of 2007 and first quarter of 2008 was primarily attributable to increased expenses from the Mid-America merger as Mid-America was in effect for a full quarter versus one month in the fourth quarter of 2007. Other causes for the increased expense in the first quarter of 2008 were the firm’s traditional salary increases virtually all of which occur in January of each year and increasing variable costs associated with the dramatic growth of the firm.
PROGRESS OF THE MID-AMERICA ACQUISITION
     On Aug. 15, 2007, Pinnacle reported that the firm had entered into a definitive agreement to acquire the stock of Mid-America Bancshares Inc., a two-bank holding company headquartered in Nashville, Tenn., with assets of approximately $1.1 billion. Pinnacle completed the acquisition of Mid-America on Nov. 30, 2007.
     “At this point, we have completed or planned actions that should enable us to achieve our $7 million first-year synergy target,” said Turner. “We were extraordinarily successful in the recently completed systems conversions that occurred over the weekend of March 1, 2008.” Turner noted key success measures were:
•	on-time completion of the training schedule,

•	on-time systems conversions,

•	host system up-time during the month of March of 99.85 percent, and

•	less than $15,000 in operational outages related to the conversion.

INVESTMENT OUTLOOK
     Management has developed several financial forecast scenarios for the next several quarters. Based on anticipated growth trends and future investments in the franchise, including the impact of the Knoxville expansion, Pinnacle estimates its second quarter 2008 diluted earnings per share will approximate $0.32 to $0.36 including merger related expense or $0.36 to $0.40, excluding merger related expense and that its 2008 diluted earnings per share will approximate $1.44 to $1.53 including merger related expense or $1.56 to $1.65, excluding merger related expense. Pinnacle noted that its second quarter 2008 results will also be impacted by yet to be realized synergies from Mid-America.
     Merger related expense should approximate $4.75 million for the remainder of 2008 with substantially all of the amount being attributable to retention awards for former Mid-America associates. Pinnacle anticipates no additional Mid-America merger related expense after 2008. As a result, total merger related expense and other transaction costs associated with the Mid-America merger should approximate the original estimate of $19.1 million.
     As noted previously, management has developed several scenarios under which these estimates can be achieved and believes these estimates to be reasonable based on these scenarios. However, unanticipated events or developments, including the development of any markets other than metropolitan Nashville or Knoxville, any merger or acquisition, the opportunity to hire more seasoned professionals than anticipated, increased volatility in interest rates, continued deterioration in national or local economic conditions that impact our borrowers’ ability to repay their loans or the ability to grow loans significantly in excess of the levels contemplated, may cause the actual results of Pinnacle to differ materially from these estimates.
     Pinnacle Financial Partners provides a full range of banking, investment, mortgage and insurance products and services designed for small- to mid-sized businesses and their owners, real estate professionals and individuals interested in a comprehensive relationship with their financial institution. Comprehensive wealth management services, such as financial planning and trust, help clients increase, protect and distribute their assets. The firm also has a well-established expertise in commercial real estate.
     The firm began operations in a single downtown Nashville location in October 2000 and has since grown to $3.9 billion in assets. In 2007 Pinnacle launched an expansion into

Knoxville, another high growth MSA. The addition of Mid-America has made Pinnacle the second-largest bank holding company headquartered in Tennessee, with 31 offices in eight Middle Tennessee counties and two in Knoxville.
     Additional information concerning Pinnacle can be accessed at www.pnfp.com.
###
Certain of the statements in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Pinnacle to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, (i) unanticipated deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses, (ii) the inability of Pinnacle to continue to grow its loan portfolio at historic rates in the Nashville-Davidson-Murfreesboro-Franklin MSA or projected rates in the Knoxville MSA, (iii) increased competition with other financial institutions, (iv) lack of sustained growth in the economy in the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA, (v) rapid fluctuations or unanticipated changes in interest rates, (vi) the inability of Pinnacle to satisfy regulatory requirements for its expansion plans, (vii) the inability of Pinnacle to execute its expansion plans and (viii) changes in state and Federal legislation or regulations applicable to financial services providers, including banks. Additionally, risk factors exist in connection with Pinnacle’s merger with Mid-America including, among others, (1) the risk that the cost savings and any revenue synergies from the merger may not be realized or take longer than anticipated, (2) disruption from the merger with customers, suppliers or employee relationships, and (3) the risk of successful integration of the two companies’ businesses. Many of such factors are beyond Pinnacle’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. Pinnacle disclaims any obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — UNAUDITED

	March 31, 2008	December 31, 2007

ASSETS
Cash and noninterest-bearing due from banks	$68,352,893	$76,941,931
Interest-bearing deposits due from banks	26,890,349	24,706,966
Federal funds sold and other	21,043,348	20,854,966

Cash and cash equivalents	116,286,590	122,503,863

Securities available-for-sale, at fair value	494,114,484	495,651,939
Securities held-to-maturity (fair value of $11,375,050 and $26,883,473 at March 31, 2008 and December 31, 2007, respectively)	11,262,901	27,033,356
Mortgage loans held-for-sale	13,672,849	11,251,652

Loans	2,866,535,567	2,749,640,689
Less allowance for loan losses	(29,871,384)	(28,470,207)

Loans, net	2,836,664,183	2,721,170,482

Premises and equipment, net	69,168,517	68,385,946
Other investments	24,752,783	22,636,029
Accrued interest receivable	16,630,336	18,383,004
Goodwill	242,107,449	243,573,636
Core deposit intangible	17,935,955	17,325,988
Other assets	46,303,571	46,254,566

Total assets	$3,888,899,618	$3,794,170,461

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$429,289,392	$400,120,147
Interest-bearing demand	406,906,848	410,661,187
Savings and money market accounts	757,776,325	742,354,465
Time	1,373,052,003	1,372,183,317

Total deposits	2,967,024,568	2,925,319,116
Securities sold under agreements to repurchase	171,186,458	156,070,830
Federal Home Loan Bank advances and other borrowings	168,605,882	141,666,133
Subordinated debt	82,476,000	82,476,000
Accrued interest payable	9,679,145	10,374,538
Other liabilities	13,155,622	11,653,550

Total liabilities	3,412,127,675	3,327,560,167
Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $1.00; 90,000,000 shares authorized; 22,467,263 issued and outstanding at March 31, 2008 and 22,264,817 issued and outstanding at December 31, 2007	22,467,263	22,264,817
Additional paid-in capital	391,942,152	390,977,308
Retained earnings	59,230,280	54,150,679
Accumulated other comprehensive loss, net	3,132,248	(782,510)

Stockholders’ equity	476,771,943	466,610,294

Total liabilities and stockholders’ equity	$3,888,899,618	$3,794,170,461

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED

	Three Months Ended
	March 31,
	2008	2007

Interest income:
Loans, including fees	$45,392,162	$28,977,224
Securities:
Taxable	4,637,277	3,346,120
Tax-exempt	1,351,037	669,519
Federal funds sold and other	780,917	746,379

Total interest income	52,161,393	33,739,242

Interest expense:
Deposits	21,085,633	13,537,263
Securities sold under agreements to repurchase	832,053	1,712,091
Federal Home Loan Bank advances and other borrowings	2,884,586	1,407,460

Total interest expense	24,802,272	16,656,814

Net interest income	27,359,121	17,082,428
Provision for loan losses	1,591,123	787,966

Net interest income after provision for loan losses	25,767,998	16,294,462

Noninterest income:
Service charges on deposit accounts	2,573,737	1,797,149
Investment sales commissions	1,268,248	734,560
Insurance sales commissions	1,063,663	636,962
Gain on loans and loan participations sold, net	656,088	363,306
Trust fees	505,000	420,290
Other noninterest income	2,300,667	1,073,316

Total noninterest income	8,367,403	5,025,583

Noninterest expense:
Compensation and employee benefits	13,866,737	8,266,501
Equipment and occupancy	4,276,273	2,164,702
Marketing and other business development	375,871	251,735
Postage and supplies	648,340	454,916
Amortization of core deposit intangible	766,033	515,754
Other noninterest expense	2,452,641	1,470,083
Merger related expense	3,105,763	—

Total noninterest expense	25,491,658	13,123,691

Income before income taxes	8,643,743	8,196,354
Income tax expense	2,578,953	2,594,513

Net income	$6,064,790	$5,601,841

Per share information:
Basic net income per common share	$0.27	$0.36

Diluted net income per common share	$0.26	$0.34

Weighted average shares outstanding:
Basic	22,088,665	15,433,442
Diluted	23,242,022	16,617,484

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

	Three months ended			Three months ended
(dollars in thousands)	March 31, 2008			March 31, 2007
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields

Interest-earning assets:
Loans	$2,761,745	$45,392	6.61%	$1,530,771	$28,977	7.68%
Securities:
Taxable	367,125	4,637	5.12%	272,669	3,346	4.98%
Tax-exempt (1)	136,690	1,351	5.24%	72,961	670	4.91%
Federal funds sold and other	58,892	781	5.56%	55,897	746	5.42%

Total interest-earning assets	3,324,452	$52,161	6.37%	1,932,298	$33,739	7.13%

Nonearning assets:
Intangible assets	258,807			122,728
Other nonearning assets	190,783			94,902

Total assets	$3,774,042			$2,149,928

Interest-bearing liabilities:
Interest-bearing deposits
Interest checking	$404,307	$2,129	2.12%	$244,680	$1,957	3.24%
Savings and money market	735,899	4,098	2.24%	495,877	4,125	3.37%
Certificates of deposit	1,372,899	14,859	4.35%	624,092	7,456	4.84%

Total interest-bearing deposits	2,513,105	21,086	3.37%	1,364,649	13,538	4.02%
Securities sold under agreements to repurchase	169,146	832	1.98%	157,180	1,712	4.42%
Federal Home Loan Bank advances and other borrowings	143,802	1,426	3.99%	40,241	531	5.36%
Subordinated debt	82,476	1,458	7.11%	51,548	876	6.89%

Total interest-bearing liabilities	2,908,529	24,802	3.43%	1,613,618	16,657	4.19%
Noninterest-bearing deposits	368,413	—	—	269,864	—	—

Total deposits and interest-bearing liabilities	3,276,942	$24,802	3.04%	1,883,482	$16,657	3.59%

Other liabilities	22,661			6,980
Stockholders’ equity	474,439			259,466

	$3,774,042			$2,149,928

Net interest income		$27,359			$17,082

Net interest spread (2)			2.94%			2.94%
Net interest margin (3)			3.37%			3.64%

(1)	Yields computed on tax-exempt instruments on a tax equivalent basis.

(2)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(3)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

	March	Dec	Sept	June	Mar	Dec
(dollars in thousands, except per share data)	2008	2007	2007	2007	2007	2006

Balance sheet data, at quarter end:
Total assets	$3,888,900	3,801,234	2,368,079	2,315,327	2,193,132	2,142,187
Total loans	2,866,536	2,749,641	1,731,245	1,663,030	1,553,980	1,497,735
Allowance for loan losses	(29,871)	(28,470)	(17,978)	(17,375)	(16,792)	(16,118)
Securities	505,377	522,685	352,222	339,781	340,255	346,494
Noninterest-bearing deposits	429,289	400,120	316,542	294,631	306,885	300,978
Total deposits	2,967,025	2,925,319	1,826,884	1,797,536	1,700,132	1,622,411
Securities sold under agreements to repurchase	171,186	156,071	145,332	140,443	116,952	141,016
Advances from FHLB and other borrowings	168,606	141,666	55,671	46,699	46,619	53,726
Subordinated debt	82,476	82,476	51,548	51,548	51,548	51,548
Total stockholders’ equity	476,772	466,415	274,636	265,194	262,917	256,017

Balance sheet data, quarterly averages:
Total assets	3,774,042	2,791,669	2,378,501	2,229,227	2,149,928	2,096,893
Total loans	2,761,745	2,063,442	1,697,862	1,598,967	1,530,771	1,442,730
Securities	503,815	410,142	347,423	347,081	345,630	334,426
Total earning assets	3,324,452	2,541,799	2,151,583	2,004,884	1,932,298	1,879,759
Noninterest-bearing deposits	368,413	327,866	293,701	276,241	269,864	292,996
Total deposits	2,881,518	2,135,973	1,814,135	1,678,036	1,634,513	1,596,765
Securities sold under agreements to repurchase	169,146	201,605	194,774	172,872	157,180	154,483
Advances from FHLB and other borrowings	143,802	57,970	29,946	38,516	40,241	29,817
Subordinated debt	82,476	72,391	51,548	51,548	51,548	51,548
Total stockholders’ equity	474,439	309,431	271,653	264,055	259,466	253,761

Statement of operations data, for the three months ended:
Interest income	$52,161	43,338	38,347	35,508	33,739	33,241
Interest expense	24,802	21,329	19,387	17,847	16,657	15,850

Net interest income	27,359	22,009	18,960	17,661	17,082	17,391
Provision for loan losses	1,591	2,260	772	900	788	1,051

Net interest income after provision for loan losses	25,768	19,749	18,188	16,761	16,294	16,340
Noninterest income	8,367	6,612	5,332	5,552	5,026	4,934
Noninterest expense	25,492	17,762	15,110	14,484	13,124	13,135

Income before taxes	8,644	8,599	8,410	7,828	8,196	8,139
Income tax expense	2,579	2,357	2,638	2,402	2,594	2,493

Net income	$6,065	6,242	5,772	5,426	5,602	5,646

Profitability and other ratios:
Return on avg. assets (1)	0.65%	0.89%	0.96%	0.98%	1.06%	1.07%
Return on avg. equity (1)	5.14%	8.00%	8.43%	8.24%	8.76%	8.83%
Net interest margin (2)	3.37%	3.49%	3.54%	3.58%	3.64%	3.74%
Noninterest income to total revenue (3)	23.42%	23.10%	21.95%	23.92%	22.73%	22.10%
Noninterest income to avg. assets (1)	0.89%	0.94%	0.89%	1.00%	0.95%	0.93%
Noninterest exp. to avg. assets (1)	2.71%	2.52%	2.52%	2.61%	2.48%	2.49%
Efficiency ratio (4)	71.35%	62.06%	62.20%	62.40%	59.36%	58.84%
Avg. loans to average deposits	95.84%	96.60%	93.59%	95.29%	93.65%	90.40%
Securities to total assets	13.00%	13.75%	14.87%	14.68%	15.51%	16.17%
Average interest-earning assets to average interest-bearing liabilities	114.30%	118.77%	119.75%	119.75%	119.75%	122.00%
Brokered time deposits to total deposits	7.78%	9.48%	8.04%	8.17%	5.83%	3.71%

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

	March	Dec	Sept	June	Mar	Dec
(dollars in thousands)	2008	2007	2007	2007	2007	2006

Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$17,124	19,677	2,364	2,392	4,705	7,070
Other real estate	$3,567	1,673	878	687	927	995
Past due loans over 90 days and still accruing interest	$2,002	1,613	633	606	98	737
Net loan charge-offs (6)	$190	462	169	317	114	105
Allowance for loan losses to total loans	1.04%	1.04%	1.04%	1.04%	1.08%	1.08%
Allowance for loan losses to nonaccrual loans	174.4%	144.7%	760.5%	726.4%	356.9%	228.0%
As a percentage of total loans and ORE:
Past due accruing loans over 30 days	0.77%	0.45%	0.38%	0.31%	0.33%	0.74%
Nonperforming assets	0.72%	0.78%	0.19%	0.19%	0.36%	0.54%
Potential problem loans (5)	0.64%	0.56%	0.40%	0.16%	0.21%	0.24%
Annualized net loan charge-offs year-to-date to avg. loans (6)	0.03%	0.07%	0.05%	0.06%	0.03%	0.05%
Avg. commercial loan internal risk ratings (5)	4.1	4.1	4.1	4.1	4.1	4.1
Avg. loan account balances (7)	$170	160	169	164	156	140

Interest rates and yields:
Loans	6.61%	7.23%	7.65%	7.66%	7.68%	7.65%
Securities	5.11%	4.92%	4.99%	4.98%	4.96%	4.97%
Total earning assets	6.37%	6.82%	7.12%	7.15%	7.13%	7.06%
Total deposits, including non-interest bearing	2.94%	3.28%	3.51%	3.46%	3.36%	3.18%
Securities sold under agreements to repurchase	1.98%	3.36%	4.20%	4.39%	4.42%	4.52%
FHLB advances and other borrowings	3.99%	4.61%	5.10%	5.19%	5.36%	4.94%
Subordinated debt	7.11%	7.20%	6.90%	6.84%	6.89%	6.84%
Total deposits and interest-bearing liabilities	3.04%	3.43%	3.68%	3.67%	3.59%	3.43%

Capital ratios (8):
Stockholders’ equity to total assets	12.3%	12.3%	11.6%	11.5%	12.0%	11.9%
Leverage	8.5%	11.6%	9.2%	9.5%	9.5%	9.5%
Tier one risk-based	9.5%	9.5%	10.4%	10.4%	10.9%	10.9%
Total risk-based	10.4%	10.4%	11.3%	11.3%	11.8%	11.8%

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

	March	Dec	Sept	June	Mar	Dec
(dollars in thousands, except per share data)	2008	2007	2007	2007	2007	2006

Per share data:
Earnings — basic	$0.27	0.35	0.37	0.35	0.36	0.37
Earnings — diluted	$0.26	0.33	0.35	0.33	0.34	0.34
Book value at quarter end (9)	$21.22	20.95	17.66	17.06	16.93	16.57

Weighted avg. shares — basic	22,088,665	17,753,661	15,503,284	15,494,522	15,433,442	15,393,735
Weighted avg. shares — diluted	23,242,022	19,110,851	16,609,328	16,664,213	16,617,484	16,655,349
Common shares outstanding	22,467,263	22,264,817	15,553,037	15,545,581	15,530,975	15,446,074

Investor information:
Closing sales price	$25.60	25.42	28.82	29.36	30.51	33.18
High sales price during quarter	$26.75	30.93	31.31	31.48	33.85	36.17
Low sales price during quarter	$20.82	24.85	21.62	28.27	29.40	31.23

Other information:
Gains on sale of loans and loan participations sold:
Mortgage loan sales:
Gross loans sold	$59,757	40,273	42,895	52,197	31,044	36,551
Gross fees (10)	$1,114	750	659	846	544	653
Gross fees as a percentage of mortgage loans originated	1.86%	1.86%	1.54%	1.62%	1.75%	1.79%
Commercial loan participations sold	$4	8	19	167	45	224
Gains on sales of investment securities, net	$1	16	—	—	—	—
Brokerage account assets, at quarter-end (11)	$859,000	878,000	590,000	643,000	617,000	597,000
Trust account assets, at quarter-end	$493,000	464,000	512,000	475,000	400,000	380,000
Floating rate loans as a percentage of loans (12)	41.4%	41.8%	44.6%	45.5%	46.3%	46.3%
Balance of commercial loan participations sold to other banks and serviced by Pinnacle, at quarter end	$113,701	110,352	125,370	115,913	114,143	95,398
Core deposits to total funding (13)	57.6%	58.2%	61.4%	62.3%	63.7%	63.3%
Risk-weighted assets	$3,181,612	3,103,293	1,998,401	1,921,648	1,780,107	1,721,633
Total assets per full-time equivalent employee	$5,669	5,415	5,257	5,250	5,228	5,302
Annualized revenues per full-time equivalent employee	$209.5	161.8	213.9	211.1	210.8	219.2
Number of employees (full-time equivalent)	686.0	702.0	450.5	441.0	419.5	404.0
Associate retention rate (14)	92.0%	89.7%	89.4%	88.1%	85.3%	85.1%

Selected economic information (15):
Nashville MSA nonfarm employment	759.2	795.2	763.6	759.5	757.5	768.8
Knoxville MSA nonfarm employment	335.3	358.7	337.2	335.9	335.2	337.3
Nashville MSA unemployment	4.8%	4.2%	3.5%	3.7%	4.0%	3.5%
Knoxville MSA unemployment	4.7%	3.9%	3.2%	3.4%	3.8%	3.3%
Nashville residential median home price	$178.4	187.9	182.3	196.0	173.4	184.6
Nashville inventory of residential homes for sale	15.1	13.4	15.4	14.6	12.9	10.8

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY AND YEAR-TO-DATE FINANCIAL DATA — UNAUDITED

	As of March 31,	As of December 31,
(dollars in thousands, except per share data)	2008	2007

Reconciliation of certain financial measures:
Tangible assets:
Total assets	$3,888,900	$3,801,234
Less: Goodwill	(242,107)	(243,688)
Core deposit intangible	(17,936)	(17,326)

Net tangible assets	$3,628,856	$3,540,220

Tangible equity:
Total stockholders’ equity	$476,772	$466,415
Less: Goodwill	(242,107)	(243,688)
Core deposit intangible	(17,936)	(17,326)

Net tangible equity	$216,729	$205,401

Tangible equity divided by tangible assets	5.97%	5.80%

Tangible equity per common share	$9.65	$9.23

	For the three months ended March 31,
(dollars in thousands)	2008	2007

Average tangible assets:
Total average assets	$3,774,042	$2,149,928
Less: Average intangible assets	(258,807)	(122,728)

Net average tangible assets	$3,515,235	$2,027,200

Average tangible equity:
Total average stockholders’ equity	$474,439	$259,466
Less: Average intangible assets	(258,807)	(122,728)

Net average tangible stockholders’ equity	$215,632	$136,738

Net income	$6,065	$5,602

Return on average tangible assets (annualized)	0.69%	1.12%

Return on average tangible stockholders’ equity (annualized)	11.31%	16.95%

Net income	$6,065	$5,602
Impact of merger related expense, net of tax	1,887	—

Net income before impact of merger related expense	$7,952	$5,602

Fully-diluted earnings per share before impact of merger related expense	$0.34	$0.34

Net income	$6,065	$5,602
Impact of Knoxville expansion net loss, net of tax	(423)	—

Net income before impact of Knoxville expansion	$6,488	$5,602

Return on average assets before impact of Knoxville expansion and merger expenses	0.89%	1.06%

Return on average equity before impact of Knoxville expansion and merger expenses	7.10%	8.76%

Return on average tangible equity before impact of Knoxville expansion and merger expenses	15.62%	8.76%

Total expenses	$25,492	$13,124
Less: merger expense	(3,106)	—

Total expenses before impact of merger related expense	$22,386	$13,124

Efficiency ratio before impact of merger related expense	62.66%	59.36%

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

1.	Ratios are presented on an annualized basis.

2.	Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.

3.	Total revenue is equal to the sum of net interest income and noninterest income.

4.	Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

5.	Average risk ratings are based on an internal loan review system which assigns a numeric value of 1 to 10 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. A “1” risk rating is assigned to credits that exhibit Excellent risk characteristics, “2” exhibit Very Good risk characteristics, “3” Good, “4” Satisfactory, “5” Acceptable or Average, “6” Watch List, “7” Criticized, “8” Classified or Substandard, “9” Doubtful and “10” Loss (which are charged-off immediately). Additionally, loans rated “8” or worse are considered potential problem loans. Potential problem loans do not include nonperforming loans. Generally, consumer loans are not subjected to internal risk ratings.

6.	Annualized net loan charge-offs to average loans ratios are computed by annualizing year-to-date net loan charge-offs and dividing the result by average loans for the year-to-date period.

7.	Computed by dividing the balance of all loans by the number of loan accounts as of the end of each quarter.

8.	Capital ratios are for Pinnacle Financial Partners, Inc. and are defined as follows:

Equity to total assets — End of period total stockholders’ equity as a percentage of end of period assets.

Leverage — Tier one capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.

Tier one risk-based — Tier one capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.

Total risk-based — Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.

9.	Book value per share computed by dividing total stockholders’ equity by common shares outstanding

10.	Amounts are included in the statement of income in “Gains on the sale of loans and loan participations sold”, net of commissions paid on such amounts.

11.	At fair value, based on information obtained from Pinnacle’s third party broker/dealer for non-FDIC insured financial products and services.

12.	Floating rate loans are those loans that are eligible for repricing on a daily basis subject to changes in Pinnacle’s prime lending rate or other factors.

13.	Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $100,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.

14.	Associate retention rate is computed by dividing the number of associates employed at quarter-end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter-end.

15.	Employment and unemployment data is from the US Dept. of Labor Bureau of Labor Statistics. Labor force data is not seasonally adjusted. The most recent quarter data presented is as of the most recent month that data is available as of the release date. The Nashville home data is from the Greater Nashville Association of Realtors.